UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 28, 2022

IGM Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39045	77-0349194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Middlefield Road
Mountain View, California 94043
(Address of principal executive offices, including zip code)

(650) 965-7873

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IGMS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Sanofi Collaboration and License Agreement

On March 28, 2022, IGM Biosciences, Inc., (“IGM” or “we”), entered into a Collaboration and License Agreement (“Collaboration Agreement”) with Genzyme Corporation, a wholly owned subsidiary of Sanofi (“Sanofi”), pursuant to which we will collaborate with Sanofi to generate, develop, manufacture and commercialize IgM antibodies directed to six primary targets, three of which are intended as oncology targets and three of which are intended as immunology targets (“Collaboration Targets”). The consummation of the Collaboration Agreement is subject to customary closing conditions, including obtaining any necessary consents and approvals following review by the appropriate regulatory agencies under the Hart-Scott-Rodino Act.

Upfront Payment and Potential Investment

Sanofi will be obligated to pay IGM a $150 million upfront payment following consummation of the Collaboration Agreement. Sanofi has also expressed an interest in purchasing, directly or indirectly, up to an aggregate of $100 million of IGM non-voting common stock in a public financing.

Milestone Payments

IGM will have the right to receive up to $940 million in aggregate development and regulatory milestones for each oncology Collaboration Target and up to $1,065 million in aggregate development, regulatory and commercialization milestones for each immunology Collaboration Target.

Profit Share and Royalties

For licensed products directed to oncology Collaboration Targets, unless IGM exercises its opt-out right described below, IGM and Sanofi will equally share profits and losses from commercialization of those licensed products in the U.S., France, Germany, Italy, Spain, the United Kingdom, and Japan, on a licensed product-by-licensed product and country-by-country basis for the commercial life of the applicable licensed product, subject to certain exceptions. In all other countries, IGM will have the right to receive tiered royalties on net sales of licensed products directed to oncology Collaboration Targets that are in the low double-digit to mid-teen percentages, subject to certain reductions and offsets.

For licensed products directed to immunology Collaboration Targets, IGM will have the right to receive tiered royalties on global net sales of those licensed products that are in the high single-digit to low-teen percentages, subject to certain reductions and offsets.

IGM’s right to receive royalties on net sales of licensed products will continue on a licensed product-by-licensed product and country-by-country basis until the latest to occur of: (i) the expiration of the last valid claim covering such licensed product, (ii) expiration of regulatory exclusivity for such licensed product, and (iii) a specified period of time after the first commercial sale of such licensed product, subject to certain exceptions.

Research, Development, and Commercialization

For each oncology Collaboration Target program, IGM will be responsible for conducting research and development activities through receipt of the first marketing approval from the FDA or EMA, whichever occurs first, for a licensed product directed to such Collaboration Target. IGM will solely bear the costs it incurs for conducting those research and development activities. After receipt of the first marketing approval of a licensed product directed to an oncology Collaboration Target by the FDA or EMA, Sanofi will be responsible for conducting all future development and commercialization activities for such Collaboration Target and all development expenses for licensed products directed to such Collaboration Target will be shared equally by the parties, except that Sanofi will solely bear the costs it incurs in conducting the first two pivotal studies following the receipt of such first marketing approval.

For each immunology Collaboration Target program, IGM will be responsible for conducting research and development activities through the completion of the first Phase 1 clinical trials for up to two candidates directed to each immunology Collaboration Target, after which Sanofi will be responsible for conducting all future development and commercialization activities related to each Collaboration Target. Sanofi and IGM will bear their own costs in conducting those activities.

For certain cases during a limited period of time, Sanofi will have a one-time right to substitute each of the initial Collaboration Targets, and following any such substitution, the Collaboration Agreement will be automatically terminated with respect to such replaced initial Collaboration Target.

Manufacturing

IGM will be responsible for manufacture of all preclinical materials for the research activities for each Collaboration Target and drug substance for clinical supply for each Collaboration Target program, until IGM transfers manufacturing responsibilities to Sanofi for each licensed product. Sanofi will be responsible for manufacturing all commercial manufacturing activities and for clinical supply for each Collaboration Target program, after IGM transfers manufacturing responsibilities to Sanofi for each licensed product.

Opt-Out and Step-In Rights

For each development program directed to an oncology Collaboration Target, subject to certain limitations in the period prior to and after the anticipated launch date, IGM has the right to opt-out of the entirety of its obligations to conduct development activities for the applicable licensed product, and its right to share in the profits and obligation to share in the losses, with respect to the commercialization and further development of licensed products directed to such oncology Collaboration Target (excluding specified ongoing development activities and costs) by providing a specified amount of notice to Sanofi any time after delivery of a milestone data package from the first Phase 1 clinical trial for a licensed product directed to such oncology Collaboration Target. In the case of any such opt-out, instead of sharing in the profits and losses for licensed products directed to the applicable oncology Collaboration Target with respect to the major market countries and the milestone payments for such oncology Collaboration Target, each as described above, IGM will have the right to receive tiered royalties on net sales of licensed products directed to such oncology Collaboration Target accruing after the effective date of such opt-out and adjusted development, regulatory and commercialization milestone payments for milestone events achieved by such licensed products, in each case, that will be determined based on the stage of development of such oncology Collaboration Target program at the time such opt-out occurs.

In certain limited circumstances, including events based on IGM’s material uncured breach of the Collaboration Agreement and certain change of control scenarios, Sanofi will have the right to step-in to assume the conduct of IGM’s applicable collaboration activities for the applicable Collaboration Target(s) and/or licensed product(s). In the event that Sanofi exercises its step-in right, IGM will be deemed to have opted-out of the applicable Collaboration Targets.

Exclusivity

IGM will grant to Sanofi, on a Collaboration Target-by-Collaboration Target basis, an exclusive license under certain intellectual property rights controlled by IGM to, among other things, conduct certain confirmatory and other research activities regarding potential candidates directed to such target in accordance with an agreed upon research plan and to develop and commercialize such licensed products worldwide for all uses. For a specified period of time, on a Collaboration Target-by-Collaboration Target basis, neither IGM nor Sanofi will be permitted to develop, commercialize, or manufacture for clinical or commercial uses outside of the Collaboration Agreement, certain IgM antibodies that are directed to such Collaboration Target and labeled, or under development to be labeled for, oncology (in the case that such Collaboration Target is an oncology Collaboration Target) or immunology (in the case that such Collaboration Target is an immunology Collaboration Target), in each case, subject to certain exceptions. Further, during the term of the Collaboration Agreement, on a Collaboration Target-by-Collaboration Target basis, IGM will not be permitted to research, develop, commercialize, or manufacture outside of the Collaboration Agreement, target-binding molecules that are the same as, or a close homolog of, the target-binding sequences of licensed compounds directed to such Collaboration Target.

Expiration and Termination

Unless sooner terminated by either party pursuant to its terms, the Collaboration Agreement will continue in effect on a licensed product-by-licensed product and country-by-country basis until the expiration of the applicable profit and loss share term or royalty term, as the case may be. Upon the expiration (but not termination) of the Collaboration Agreement, Sanofi’s licenses to IGM’s intellectual property for such licensed product in such country will continue on a royalty-free and non-exclusive basis.

Each party will have the right to terminate the Collaboration Agreement in its entirety, or on a licensed product-by-licensed product or country-by-country basis, as applicable, for an uncured material breach of the Collaboration Agreement by the other party. Each party will have the right to terminate the Collaboration Agreement in its entirety, or on a Collaboration Target-by-Collaboration Target basis or licensed product-by-licensed product basis, as applicable, if such party’s safety review committee recommends cessation of development or commercialization of applicable licensed products due to a material safety event. Sanofi will have the right to terminate the Collaboration Agreement in its entirety, on an oncology Collaboration Target-by-oncology Collaboration Target basis, an immunology Collaboration Target construct-by-immunology Collaboration Target construct basis or country-by-country basis, as applicable, with or without cause, upon specified prior notice. Each party will have the right to terminate the Collaboration Agreement in its entirety for the other party’s bankruptcy or other similar financial distress as well as a right to terminate in certain other circumstances.

The foregoing description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Collaboration Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Collaboration and License Agreement by and between IGM Biosciences, Inc. and Genzyme Corporation, dated March 28, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGM BIOSCIENCES, INC.

By:	/s/ Misbah Tahir
Misbah Tahir Chief Financial Officer

Date: March 29, 2022